    As filed with the Securities and Exchange Commission on November 2, 2001
                                                     Registration No. 333-71086

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         PEREGRINE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                        14272 FRANKLIN AVENUE, SUITE 100
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000
               (Name, address and telephone number of Registrant)

                 DELAWARE                               95-3698422
    (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                Identification No.)


                                  PAUL J. LYTLE
                        14272 FRANKLIN AVENUE, SUITE 100
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies To:
                                 MARK R. ZIEBELL
                           JEFFERS, SHAFF & FALK, LLP
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612
                                 (949) 660-7700

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $137,632,000 as of October 31, 2001, based upon the price at which such stock was last sold in the principal market for such stock as of such date.

                               CALCULATION OF REGISTRATION FEE

--------------------- -------------- ------------------ -------------------- --------------
 TITLE OF EACH CLASS                  PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
 OF SECURITIES TO BE   AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
      REGISTERED        REGISTERED       PER SHARE(1)          PRICE             FEE(2)
--------------------- -------------- ------------------ -------------------- --------------
Common stock,           12,000,000         $1.33             $15,960,000         $3,990
$.001 par value
--------------------- -------------- ------------------ -------------------- --------------
Warrants to Purchase     2,000,000           --                   --               --
Common Stock (3)
--------------------- -------------- ------------------ -------------------- --------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of our common stock on October 30, 2001 as reported on The Nasdaq SmallCap Market.
(2) Of this amount, $2,375 was previously paid with the initial filing of this registration statement.
(3) Pursuant to Rule 457(g), because the shares of common stock issuable upon exercise of the warrants are also being registered in this registration statement, no additional registration fee is payable with respect to the warrants.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2001

                                   PROSPECTUS

                              10,000,000 SHARES OF
                                  COMMON STOCK
                                       AND
                           WARRANTS TO PURCHASE UP TO
                        2,000,000 SHARES OF COMMON STOCK

                                [PEREGRINE LOGO]

         This prospectus will allow us to issue, from time to time in one or more offerings, (1) up to 10,000,000 shares of our common stock, and (2) warrants to purchase up to 2,000,000 shares of our common stock. The common stock and warrants may be offered and sold separately or together in one or more series of issuances. In this prospectus, we refer to the common stock and the warrants collectively as the "securities." Each time we sell securities:

         o  we will provide a prospectus supplement; and

         o the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document.

         You should read this document and any prospectus supplement carefully before you invest.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq SmallCap Market under the symbol "PPHM". On October 31, 2001, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $1.41 per share.

         INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY PEREGRINE PHARMACEUTICALS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 The date of this Prospectus is November 2, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................................1
------------------
RISK FACTORS.............................................................................2
------------
FORWARD-LOOKING STATEMENTS...............................................................6
--------------------------
USE OF PROCEEDS..........................................................................7
---------------
DESCRIPTION OF COMMON STOCK..............................................................7
---------------------------
DESCRIPTION OF WARRANTS..................................................................7
-----------------------
PLAN OF DISTRIBUTION.....................................................................8
--------------------
LEGAL MATTERS............................................................................9
-------------
EXPERTS.................................................................................10
-------
WHERE TO LEARN MORE ABOUT US............................................................10
----------------------------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................10
-----------------------------------------------
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....11
-----------------------------------------------------------------------------------

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

ABOUT PEREGRINE PHARMACEUTICALS, INC.

         Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), located in Tustin, California, is a biopharmaceutical company engaged in the development and commercialization of cancer therapeutics and cancer diagnostics through a series of patented technologies.

         As used in this prospectus, the terms "we", "us", "our", "Company" and "Peregrine" refers to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Vascular Targeting Technologies, Inc. (formerly Peregrine Pharmaceuticals, Inc.).

         Our main focus is on the development of our collateral targeting agent technologies. Collateral targeting agents typically use antibodies that bind to or target components found in or on most solid tumors. An antibody is a naturally occurring molecule that humans and other animals create in response to disease. In pre-clinical and/or clinical studies, these antibodies are capable of targeting and delivering therapeutic killing agents that kill cancerous tumor cells. We currently have exclusive rights to over 40 issued U.S. and foreign patents protecting various aspects of our technology and have additional pending patent applications that we believe will further strengthen our patent position. Our three collateral targeting technologies are known as tumor necrosis therapy, vascular targeting agents and vasopermeation enhancement agents, and are discussed in greater detail in our Form 10-K for the year ended April 30, 2001, which was filed with the Securities and Exchange Commission on July 27, 2001.

         In addition to collateral targeting agents, we have a direct tumor-targeting agent, Oncolym(R), for the treatment of non-Hodgkin's B-cell lymphoma. The Oncolym(R) antibody is linked to radioactive iodine molecule and the combined agent is injected into the blood stream of the lymphoma patient where it recognizes and binds to the cancerous lymphoma tumor sites, thereby delivering the radioactive isotope directly to the tumor site.

         Our principal executive offices are located at 14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017, and our telephone number is (714) 508-6000.

ABOUT THE OFFERING

         Common stock offered in this
         prospectus                                      10,000,000 shares

         Warrants offered in this prospectus             2,000,000 warrants

         Common stock outstanding after
         this offering                                   114,549,513 shares(1)

         Use of proceeds                                 See "Use of Proceeds"

         Nasdaq Small Cap Market symbol                  PPHM

---------------------------------
(1) Based on 102,549,513 shares outstanding as of October 31, 2001, and assumes the issuance of common stock upon the exercise of the warrants offered in this prospectus. The number set forth above does not include approximately 19,225,000 shares of our common stock that, as of the date of this prospectus, are issuable upon the exercise of outstanding options and warrants. These options and warrants are exercisable at prices ranging from $0.24 to $5.28 per share, with a weighted average exercise price of $1.61 per share.

                                  RISK FACTORS

         An investment in our securities being offered in this prospectus is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus or incorporated herein by reference before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

IF WE CANNOT OBTAIN ADDITIONAL FUNDING, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED.

         As of October 31, 2001, we had approximately $6.5 million in cash and cash equivalents. Cash equivalents are highly liquid short-term investments with original maturities of three months or less. We have expended substantial funds on the research, development and clinical trials of our product candidates. As a result, we have had negative cash flows from operations since inception and we expect the negative cash flows from operations to continue until we are able to generate sufficient revenue from the sale and/or licensing of our products. Although we have sufficient cash on hand to meet our obligations on a timely basis through the next eight to ten months, we will continue to require additional funding to sustain our research and development efforts, provide for additional clinical trials, expand our manufacturing and product commercialization capabilities, and continue our operations until we are able to generate sufficient revenue from the sale and/or licensing of our products. In addition, our ability to manage our expenditures is key to the continued development of product candidates and the completion of ongoing clinical trials. Our cash expenditures may vary substantially from quarter to quarter as we fund unanticipated or one-time costs associated with clinical trials, product development, antibody manufacturing, isotope combination services (radiolabeing), and patent prosecution. If we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase the rate at which we expend our cash.

         We plan to obtain required financing through one or more methods including, obtaining additional equity or debt financing and negotiating additional licensing or collaboration agreements for our technologies. If we are unsuccessful in raising such funds on terms acceptable to us, or at all, we may not be able to complete the research, development, and clinical testing of our product candidates.

WE HAVE HAD SIGNIFICANT LOSSES AND WE ANTICIPATE FUTURE LOSSES.

         All of our products are currently in development, pre-clinical studies or clinical trials, and no revenues have been generated from commercial product sales. We have incurred net losses each year since we began operations in 1981. The following table represents net losses incurred during the past three fiscal years:

                                                       Net Loss
                                                     ------------
                      Fiscal Year 2001               $ 9,535,000
                      Fiscal Year 2000               $14,516,000
                      Fiscal Year 1999               $20,039,000

         As of July 31, 2001, we had an accumulated deficit of $116,010,000. To achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The costs associated with clinical trials, contract manufacturing and contract isotope combination services are very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate significant product revenues for at least the next 2 years, and we may never generate product revenues sufficient to become profitable or to sustain profitability.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT BE SUCCESSFUL.

         Since inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. Our product candidates have not received regulatory approval and are generally in clinical and pre-clinical stages of development. If the results from any of the clinical trials are poor, those results will adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, our product candidates may take longer than anticipated to progress through clinical trials or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, the eligibility criteria for the study, and the availability of insurance coverage. In addition, because our products currently in clinical trials represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll in our study. These factors have contributed to slower than planned patient enrollment in our Phase II clinical study using Cotara(TM) for the treatment of brain cancer. Continued delays in patient enrollment will result in increased costs and further delays. If we experience any such difficulties or delays, we may have to reduce or discontinue development or clinical testing of some or all of our product candidates.

OUR DEPENDENCY ON ONE RADIOLABELING SUPPLIER MAY NEGATIVELY IMPACT OUR ABILITY TO COMPLETE CLINICAL TRIALS AND MARKET OUR PRODUCTS.

         For the past four years, we have procured, and intend in the future to procure, our antibody radioactive isotope combination services ("radiolabeling") under a negotiated contract with Iso-tex Diagnostics, Inc. for all clinical trials. If this supplier is unable to continue to qualify its facility or label and supply our antibody in a timely manner, our clinical trials could be adversely affected and significantly delayed. While there are other suppliers for radioactive isotope combination services, our clinical trials would be delayed for up to six months because it would take that amount of time to certify a new facility under Good Manufacturing Practices, plus we would incur significant costs to transfer our technology to another vendor. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. An antibody that has been combined with a radioactive isotope cannot be stockpiled against future shortages because it must be used within one week of being radiolabeled to be effective. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials and to market our products, if approved.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSE BECAUSE WE MAINTAIN ONLY LIMITED PRODUCT LIABILITY INSURANCE.

         We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient. Although we maintain product liability insurance for clinical studies in the amount of $5,000,000 per occurrence or $5,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

THE LIQUIDITY OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET.

         Our common stock is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on The Nasdaq SmallCap Market, we must continue to meet the following six listing requirements:

     1. Net tangible assets of at least $2,000,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;
     2.  Public float of at least 500,000 shares;

     3.  Market value of our public float of at least $1,000,000;
     4. A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of 30 consecutive trading days;
     5.  At least two market makers; and
     6. At least 300 stockholders, each holding at least 100 shares of common stock.

         Although we are currently in compliance with the above listing requirements, as recently as November 1999, we were at risk of being delisted for failing to comply with the minimum closing bid price requirement. In the future, should we fail to satisfy one of the above requirements, our common stock could be delisted by The Nasdaq SmallCap Market.

         In response to the extraordinary market conditions following the tragedy of September 11th, 2001, The Nasdaq Stock Market, Inc. has implemented an across-the-board suspension on the minimum bid and public float requirements for continued listing on Nasdaq. The proposal to suspend these requirements until January 2, 2002, was approved by the Nasdaq Board of Directors and subsequently filed with the Securities and Exchange Commission.

         If our common stock is delisted, we will apply to have our common stock quoted on the over-the-counter electronic bulletin board. Upon being delisted, however, our common stock will become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or SmallCap Market, that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

THE SALE OF SUBSTANTIAL SHARES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         On October 31, 2001, we had approximately 102,550,000 shares of common stock outstanding, and the last reported sales price of our common stock was $1.41 per share. In addition, we could issue up to approximately 19,225,000 additional shares of common stock upon the exercise of outstanding options and warrants at an average exercise price of $1.61 per share for proceeds of up to approximately $31 million, if exercised on a 100% cash basis. If all such options and warrants were exercised presently, the issuance of the underlying shares of our common stock and their sale into the market would not necessarily depress our stock price and be dilutive to shareholders because the average exercise price of such options and warrants exceeds our current stock price. As our stock price increases above $1.61, however, the exercise of such options and warrants may be dilutive to shareholders because we would receive an amount per share which is less than the market price of our common stock.

OUR HIGHLY VOLATILE STOCK PRICE AND TRADING VOLUME MAY ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

         The market price of our common stock and the market prices of securities of companies in the biotechnology sector has generally been highly volatile and is likely to continue to be highly volatile. The following table shows the high and low sales price and trading volume of our common stock for each quarter in the two years ended April 30, 2001:

                                       COMMON STOCK        COMMON STOCK TRADING
                                       SALES PRICE        VOLUME (000'S OMITTED)
                                   --------------------   ----------------------
                                     HIGH        LOW        HIGH          LOW
                                   --------    --------   ---------     --------
    FISCAL YEAR 2001
    Quarter Ended April 30, 2001     $2.00       $1.06         705          91
    Quarter Ended January 31, 2001   $2.88       $0.38       2,380         191
    Quarter Ended October 31, 2000   $3.84       $1.94       3,387         200
    Quarter Ended July 31, 2000      $4.75       $2.50       3,742         391

    FISCAL YEAR 2000
    Quarter Ended April 30, 2000    $16.63       $2.56      25,148         842
    Quarter Ended January 31, 2000   $5.56       $0.25      29,139         276
    Quarter Ended October 31, 1999   $1.13       $0.28       3,952          76
    Quarter Ended July 31, 1999      $2.00       $0.94      10,000         157

         The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

         o Announcements of technological innovations or new commercial products by us or our competitors;
         o Publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
         o    Our financial results or that of our competitors;
         o Announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
         o Developments and/or disputes concerning our patent or proprietary rights;
         o    Regulatory developments and product safety concerns;
         o General stock trends in the biotechnology and pharmaceutical industry sectors;
         o Economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
         o Health care reimbursement reform and cost-containment measures implemented by government agencies.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

WE MAY NOT BE ABLE TO COMPETE WITH OUR COMPETITORS IN THE BIOTECHNOLOGY INDUSTRY BECAUSE MANY OF THEM HAVE GREATER RESOURCES THAN WE DO AND THEY ARE FURTHER ALONG IN THEIR DEVELOPMENT EFFORTS.

         The biotechnology industry is intensely competitive. It is also subject to rapid change and sensitive to new product introductions or enhancements. We expect to continue to experience significant and increasing levels of competition in the future. Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Our competitors with respect to various cancer indications include the companies identified in the following table. Due to the significant number of companies attempting to develop cancer treating products, the following table is not intended to be a comprehensive listing of such competitors, nor is the inclusion of a company intended to be a representation that such company's drug will be approved.

      ---------------------------- --------------- ---------------- ---------------------- ----------------
                                                                     MOST RECENT REPORTED
                                       CANCER          PRODUCT        CASH & INVESTMENTS      PEREGRINE'S
           COMPETITOR'S NAME         INDICATION         STATUS              BALANCE         PRODUCT STATUS
      ---------------------------- --------------- ---------------- ---------------------- ----------------
      Neurocrine Biosciences           Brain          Phase III     $       144,308,000       Phase II
      NeoPharm                         Brain         Phase I/II     $       135,456,000       Phase II
      Genentech                      Colorectal     Phase II/III    $     2,522,862,000        Phase I
      Celgene Corporation            Colorectal       Phase II      $       298,424,000        Phase I
      Matrix Pharmaceuticals           Liver          Phase II      $        41,272,000        Phase I
      MGI Pharma                       Liver          Phase II      $        49,512,000        Phase I
      Imclone Systems, Inc.          Pancreatic       Phase II      $       191,014,000        Phase I
      ImmunoGen, Inc.                Pancreatic        Phase I      $       150,800,000        Phase I
      Cell Therapeutics, Inc.       Soft-tissue       Phase II      $       274,943,000        Phase I
                                      sarcoma
      Idec Pharmaceuticals            Lymphoma        Approved      $       821,549,000      Phase I/II
      Corixa Corporation              Lymphoma      BLA submitted   $       156,045,000      Phase I/II

         The above information was gathered from the most recent filings with the Securities and Exchange Commission for the above companies. For a listing of other competitors, you should consult the Internet web site http://www.biospace.com which identifies by indication numerous other companies conducting clinical trials for cancer drugs. We do not vouch for the accuracy of the information found at this web site, nor do we intend to incorporate by reference its contents.

IF WE LOSE QUALIFIED MANAGEMENT AND SCIENTIFIC PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN SUCH PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCTS OR WE MAY BE SIGNIFICANTLY DELAYED IN DEVELOPING OUR PRODUCTS.

         Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and our scientific researchers. For example, because of their extensive understanding of our technologies and product development programs, the loss of either Mr. Steven King, our Vice President of Technology and Product Development, or Dr. Terrence Chew, our Vice President of Clinical and Regulatory Affairs, would adversely affect our development efforts and clinical trial programs during the 6 to 12 month period we estimate it would take to find and train a qualified replacement.

         We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

                           FORWARD-LOOKING STATEMENTS

         Except for historical information, the information contained in this prospectus and in our reports filed with the SEC are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance.

                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

         The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

                           DESCRIPTION OF COMMON STOCK

         As of the date of the prospectus, we are authorized to issue up to 150,000,000 shares of common stock, $.001 par value per share. As of October 31, 2001, 102,549,513 shares of our common stock were outstanding.

DIVIDENDS

         Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

VOTING

         Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

RIGHTS UPON LIQUIDATION

         In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

MISCELLANEOUS

         No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

                             DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of our common stock. Warrants may be issued under a common stock warrant agreement, either independently or together with our common stock and may be attached to or separate from any offered securities. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. Such warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

         The prospectus supplement relating to a particular issue of warrants to issue common stock will describe the terms of the warrants, including the following:

         o    the title of the warrants;

         o    the offering price for the warrants, if any;

         o    the aggregate number of the warrants;

         o the designation and terms of the common stock that may be purchased upon exercise of the warrants;

         o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

         o the number of shares of common stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

         o the dates on which the right to exercise the warrants commence and expire;

         o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

         o the currency or currency units in which the offering price, if any, and the exercise price are payable;

         o if applicable, a discussion of material United States federal income tax considerations;

         o    anti-dilution provisions of the warrants, if any;

         o    redemption or call provisions, if any, applicable to the warrants;

         o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

         o    any other information we think is important about the warrants.

         Each warrant will entitle the holder of the warrant to purchase the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of common stock purchasable upon exercise of the warrants, including the right to vote on the common stock.

                              PLAN OF DISTRIBUTION

          We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers,
(2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:


         o    a fixed price or prices, which may be changed;

         o    market prices prevailing at the time of sale;

         o    prices related to the prevailing market prices; or

         o    negotiated prices.

         We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

         If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

         With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

         Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The Nasdaq SmallCap Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

         The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

         In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

         Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol "PPHM."

                                  LEGAL MATTERS


         The validity of the securities offered by this prospectus has been passed upon for us by Jeffers, Shaff & Falk, LLP, Irvine, California, counsel to Peregrine Pharmaceuticals, Inc. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                          WHERE TO LEARN MORE ABOUT US


         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities being offered by this prospectus. For further information pertaining to our securities being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on The Nasdaq SmallCap Market under the symbol "PPHM." Reports, proxy statements and other information concerning our Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

         1. Annual Report on Form 10-K for the fiscal year ended April 30, 2001, as filed with the SEC on July 27, 2001, under Section 13(a) of the Securities Exchange Act of 1934;
         2. Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001, as filed with the SEC on September 14, 2001;
         3.   Current Report on Form 8-K, as filed with the SEC on April 17,
              2001;
         4. Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 24, 2001, as filed with the SEC on August 27, 2001;
         5. The description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and
         6. All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2001.

         All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

         We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Attention: Paul J. Lytle, Vice President, Finance and Accounting, 14272 Franklin Avenue, Suite 100, Tustin, California 92780-7017, telephone number (714) 508-6000. See also "Where to Learn More About Us."

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

         In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

         We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS DOCUMENT OR TO WHICH
WE HAVE REFERRED YOU. WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH               [Peregrine Logo Here]
INFORMATION THAT IS DIFFERENT. THIS
DOCUMENT MAY ONLY BE USED WHERE IT IS
LEGAL TO SELL THESE SECURITIES. THE
INFORMATION IN THIS DOCUMENT MAY ONLY
BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                                                  COMMON STOCK AND WARRANTS
   ----------------------------------             TO PURCHASE COMMON STOCK

           TABLE OF CONTENTS

PROSPECTUS SUMMARY                         1
RISK FACTORS                               2         =================
FORWARD-LOOKING STATEMENTS                 6
USE OF PROCEEDS                            7            PROSPECTUS
DESCRIPTION OF COMMON STOCK                7
DESCRIPTION OF WARRANTS                    7         =================
PLAN OF DISTRIBUTION                       8
LEGAL MATTERS                              9
EXPERTS                                   10
WHERE TO LEARN MORE ABOUT US              10
INCORPORATION OF CERTAIN
       DOCUMENTS BY REFERENCE             10
DISCLOSURE OF COMMISSION
       POSITION ON INDEMNIFICATION
       FOR SECURITIES ACT LIABILITIES     11


                                                   DATED NOVEMBER 2, 2001

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

            SEC registration fee...................................$    3,990
            Printing and engraving expenses........................     2,500  *
            Legal fees and expenses................................    10,000  *
            Accounting fees and expenses...........................    10,000  *
            Miscellaneous..........................................     5,000  *
                                                                   -----------

            Total..................................................$   31,490
                                                                   ===========

            * Estimated

         ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to us and our stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. However, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of our company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against us under the federal and state securities laws. We have been advised that it is the position of the SEC that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

         Delaware law provides a detailed statutory framework covering indemnification of our directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

         Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that we are required to indemnify our officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, we must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

         In furtherance of the objectives of the Indemnification Provision, we have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate and Bylaws (the "Indemnification Agreements"). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

         ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on November 2, 2001.

PEREGRINE PHARMACEUTICALS, INC.


By: /s/ Edward J. Legere
    -----------------------------------------
    Edward J. Legere,
    President and Chief Executive Officer,
    Director

                            EXHIBIT INDEX DESCRIPTION

3.1 Certificate of Incorporation of Techniclone Corporation, a Delaware corporation (Incorporated by reference to Exhibit B to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

3.2 Bylaws of Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), a Delaware corporation (Incorporated by reference to Exhibit C to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

3.3 Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit 3.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

3.4 Certificate of Amendment to Certificate of Incorporation of Techniclone Corporation to effect the name change to Peregrine Pharmaceuticals, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.4 contained in the Registrant's Annual Report on Form 10-K for the year ended April 30, 2001, as filed with the Commission on July 27, 2001)

4.1 Form of Certificate for Common stock (Incorporated by reference to the Exhibit 4.1 contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

4.7 5% Preferred Stock Investment Agreement between Registrant and the Investors (Incorporated by reference to Exhibit 4.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.8 Registration Rights Agreement between the Registrant and the holders of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.2 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.9 Form of Stock Purchase Warrant to be issued to the holders of the Class C Preferred Stock upon conversion of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

4.10 Regulation D Common Equity Line Subscription Agreement dated June 16, 1998 between the Registrant and the Equity Line Subscribers named therein (Incorporated by reference to Exhibit 4.4 contained in Registrant's Current Report on Form 8-K dated as filed with the Commission on or about June 29, 1998)

4.11 Form of Amendment to Regulation D Common Stock Equity Line Subscription Agreement (Incorporated by reference to Exhibit 4.5 contained in Registrant's Current Report on Form 8-K filed with the Commission on or about June 29, 1998)

4.12 Registration Rights Agreement between the Registrant and the Subscribers (Incorporated by reference to Exhibit 4.6 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)

4.13 Form of Stock Purchase Warrant to be issued to the Equity Line Subscribers pursuant to the Regulation D Common Stock Equity Subscription Agreement (Incorporated by reference to Exhibit 4.7 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998).

4.14 Placement Agent Agreement dated as of June 16, 1998, by and between the Registrant and Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance (Incorporated by reference to Exhibit 4.14 contained in Registrant' s Registration Statement on Form S-3 (File No. 333-63773) as filed with the Commission on September 18, 1998)

                                      EX-1

4.15 Second Amendment to Regulation D Common Stock Equity Line Subscription Agreement dated as of September 16, 1998, by and among the Registrant, The Tail Wind Fund, Ltd. and Resonance Limited (Incorporated by reference to Exhibit 4.15 contained in the Registrant's Registration Statement on Form S-3 (File No. 333-63773) as filed with the Commission on September 18, 1998)

4.16 Form of Non-Qualified Stock Option Agreement by and between Registrant, Director and certain consultants dated December 22, 1999 (Incorporated by reference to Exhibit 4.16 contained in Registrant's Registration Statement on Form S-3 (File No. 333-40716) as filed with the Commission on July 3, 2000)

5.1 Opinion of Jeffers, Shaff & Falk, LLP*

10.23 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1986 (Incorporated by reference as Exhibit 10.23 contained in Registrant's Registration Statement on Form S-8 (File No. 33-15102))

10.24 Cancer Biologics Incorporated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan 1987 (Incorporated by reference to
Exhibit 10.24 as contained in Registrant's Registration Statement on Form S-8 (File No. 33-8664))

10.26 Amendment to 1986 Stock Option Plan dated March 1, 1988 (Incorporated by reference to Exhibit 10.26 contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

10.31 Agreement dated February 5, 1996, between Cambridge Antibody Technology, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K dated February 5, 1996, as filed with the Commission on or about February 8, 1996)

10.32 Distribution Agreement dated February 29, 1996, between Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

10.33 Option Agreement dated February 29, 1996, by and between Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit 10.2 contained in Registrant's Current Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

10.40 1996 Stock Incentive Plan (Incorporated by reference to Exhibit 4.1 contained in Registrant's Registration Statement in form S-8 (File No. 333-17513) as filed with the Commission on December 9, 1996)

10.41 Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997)

10.42 First Amendment to Stock Exchange Agreement among the Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to
Exhibit 2.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

10.43 Termination and Transfer Agreement dated as of November 14, 1997 by and between Registrant and Alpha Therapeutic Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K as filed with the commission on or about November 24, 1997)

10.46 Option Agreement dated October 23, 1998 between Biotechnology Development Ltd. and the Registrant (Incorporated by reference to Exhibit 10.46 contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

10.47 Real Estate Purchase Agreement by and between Techniclone Corporation and 14282 Franklin Avenue Associates, LLC dated December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

                                      EX-2

10.48 Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December 24, 1998 (Incorporated by reference to Exhibit 10.48 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

10.49 Promissory Note dated as of December 24, 1998 between Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

10.50 Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrant's Quarterly Report Form 10-Q for the quarter ended January 31, 1999)

10.51 Final fully-executed copy of the Regulation D Common Stock Equity Line Subscription Agreement dated as of June 16, 1998 between the Registrant and the Subscribers named therein (Incorporated by reference to Exhibit 10.51 contained in the Registrants' Registration Statement on Form S-3/A as filed with the Commission on April 30, 1999)

10.53 Termination Agreement dated as of March 8, 1999 by and between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.53 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.54 Secured Promissory Note for $3,300,000 dated March 8, 1999 between Registrant and Biotechnology Development Ltd. (Incorporated by reference to
Exhibit 10.54 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.55 Security Agreement dated March 8, 1999 between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.52 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.56 License Agreement dated as of March 8, 1999 by and between Registrant and Schering A.G., Germany (Incorporated by reference to Exhibit 10.56 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999)

10.57 Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to Targeting the Vasculature of Solid Tumors (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.57 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.58 Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to the Coagulation of the Tumor Vasculature (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.58 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.59 License Agreement between Northwestern University and Registrant dated August 4, 1999 covering the LYM-1 and LYM-2 antibodies (Oncolym(R)) (Incorporated by reference to Exhibit 10.59 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

10.63 Change in Control Agreement dated September 27, 1999 between Registrant and Terrence Chew, V.P. of Clinical and Regulatory Affairs (Incorporated by reference to Exhibit 10.63 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

10.64 Regulation D Subscription Agreement dated January 6, 2000 between Registrant and Subscribers, Swartz Investments, LLC and Biotechnology Development, LTD. (Incorporated by reference to Exhibit 10.64 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

                                      EX-3

10.65 Registration Right Agreement dated January 6, 2000 between Registrant and Subscribers of the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to Exhibit 10.65 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.66 Form of Warrant to be issued to subscribers pursuant to the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to
Exhibit 10.66 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.67 Warrant to purchase 750,000 shares of common stock of Registrant issued to Swartz Private Equity, LLC dated November 19, 1999 (Incorporated by reference to
Exhibit 10.67 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

10.68 Amendment Agreement dated June 14, 2000 to the License Agreement dated March 8, 1999 by and between Registrant and Schering A.G. (Incorporated by reference to Exhibit 10.68 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.69 Waiver Agreement by and between Registrant and Biotechnology Development Ltd. effective December 29, 1999 (Incorporated by reference to Exhibit 10.69 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.70 Joint Venture Agreement by and between Registrant and OXiGENE, Inc. dated May 11, 2000 (Incorporated by reference to Exhibit 10.70 to Registrant's Registration Statement on Form S-3 (File No. 333-40716))

10.71 Third Amendment to Regulation D Common Stock Equity Line Subscription Agreement dated June 2, 2000 by and among the Registrant, the Tail Wind Fund, Ltd. and Resonance Limited (Incorporated by reference to Exhibit 10.71 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000)

23.1 Consent of Jeffers, Shaff & Falk, LLP (contained in Exhibit 5.1)*

23.2 Consent of Independent Auditors*
-------------------

* Filed herewith.

                                      EX-4